Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Exec. V.P., CFO	Vice President of Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

Thursday, October 1, 2009

GLIMCHER UPDATES ASSET SALES/JOINT VENTURE INITIATIVE

COLUMBUS, OH – October 1, 2009 – Glimcher Realty Trust, (NYSE: GRT), today announced that the agreement for the sale of its Lloyd Center (“Lloyd”) property, a fully enclosed regional mall located in Portland, Oregon, to Merlone Geier Partners IX, L.P. (“Merlone Geier Partners”) has been terminated.  Merlone Geier Partners had the option to terminate the agreement in its sole discretion on or before September 30, 2009.

“Although we are disappointed that this transaction will not proceed, Lloyd Center is a high-quality asset, and we have been encouraged by discussions with other parties regarding a potential sale.  We remain committed to our asset sales/joint venture program and will continue to seek to raise additional capital through a combination of sales or partial sales of Lloyd, Polaris Towne Center in Columbus, Ohio, and WestShore Plaza in Tampa, Florida,” stated Michael P. Glimcher, Chairman and Chief Executive Officer.

Glimcher added, “Overall, we are pleased with the recent progress we have made addressing our current liquidity situation.  The gross proceeds of $115 million from our recent equity offering are $35 million above the original targeted level and will allow the Company to meet the anticipated debt reduction targets in its pending credit facility modification into 2011.”

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, impact of competition, impact of future acquisitions and divestitures, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, material changes in our dividend rates on our securities or the ability to pay our divided on our common shares or other securities,  failure of the Company to qualify as real estate investment trust, the impact of changes in tax legislation and, generally our tax position,  termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated (including the failure to complete the sale of our Lloyd Center property described herein), our failure to comply or remain compliant with the covenants in our debt instruments, including, but not limited to, the covenants under our credit facility, failure to complete proposed amendments to our corporate credit facility, bankruptcies of and other failures to perform by lending institutions within our construction loans and corporate credit facility, the failure to achieve estimated sales prices and proceeds from the sale of malls, the failure to achieve earnings/funds from operations targets or estimates, increases in impairment charges, additional impairment charges, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.